EXHIBIT 99.1

CoSine Communications Announces Financial Results for the Quarter and Year Ended
December 31, 2005

SAN JOSE, CALIF., March 24, 2006 – CoSine Communications, Inc. (COSN.PK), a provider of customer support services for managed, network-based IP and broadband service providers, today announced revenues of $934,000 and a net income of $325,000, or $0.03 per share for the three months ended December 31, 2005, as compared to revenues of $1,564,000 and a net loss of $5.6 million or $0.53 loss per share for the three months ended December 31, 2004. For the year ended December 31, 2005, CoSine reported revenues of $3.3 million and a net loss of $1.2 million or $0.12 loss per share as compared to revenues of $9.7 million and a net loss of $37.3 million or $3.70 loss per share for the year ended December 31, 2004.

About Cosine Communications

CoSine Communications was founded in 1998 as a global telecommunications equipment supplier to empower service providers to deliver a compelling portfolio of managed, network-based IP and broadband services to consumers and business customers. CoSine’s strategic plan is to redeploy its existing resources to identify and acquire new business operations, while continuing to provide support to CoSine’s existing customers. CoSine’s redeployment strategy will involve the acquisition of one or more operating businesses with existing or prospective taxable earnings. This strategy may allow CoSine to realize future cash flow benefits from its net operating loss carry-forwards (“NOLs”). As of this date, no candidates have been identified, and no assurance can be given that CoSine will find suitable candidates, and if it does, that it will be able to utilize its existing NOLs.

Currently, CoSine's business consists primarily of a customer service capability operated under contract by a third party.

Safe Harbor Warning

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which include, among others, statements concerning CoSine's expected financial performance, exploration of strategic alternatives, and business outlook, expected performance and developments. The company uses words such as "anticipate," "believe," "plan," "expect," "future," "intend" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.

Factors that might cause such a difference include, but are not limited to, Cosine’s ability to identify and effectuate desirable strategic acquisitions, the time and costs required to explore and investigate possible transactions and other corporate actions, management and board interest in and distraction due to exploring and investigating strategic alternatives, the reactions, either positive or negative, of investors, competitors, customers, employees and others to CoSine exploring and executing possible strategic acquisitions. A detailed discussion of these factors and other risks that affect CoSine's business is contained in its SEC filings, including its most recent reports on Form 10-K and Form 10-Q, particularly under the heading "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date hereof. CoSine undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

CoSine Communications, Inc.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Twelve months ended
	Dec 31,		Dec 31,

	2005	2004	2005	2004

Revenue:
Product	$—	$935	$216	$6,924
Service	934	629	3,099	2,751
Total revenue	934	1,564	3,315	9,675
Cost of revenue	504	(287)	2,049	7,086

Gross profit	430	1,851	1,266	2,589

Operating expenses:
Research and development	—	1,762	103	15,078
Sales and marketing	—	458	105	10,052
General and administrative	402	1,438	3,227	6,064
Restructuring and impairment charges (credits)	—	3,695	(91)	8,909
Total operating expenses	402	7,353	3,344	40,103

Income (Loss) from operations	28	(5,502)	(2,078)	(37,514)

Interest income and expense and other, net	162	(94)	632	210

Income (Loss) before income tax (benefit) provision	190	(5,596)	(1,446)	(37,304)

Income tax (benefit) provision	(135)	31	(228)	33

Net Income (Loss)	$325	$(5,627)	$(1,218)	$(37,337)

Basic net income (loss) per share	$0.03	$(0.53)	$(0.12)	$(3.70)

Shares used in computing basic net loss per share	10,091	10,600	10,094	10,082

CoSine Communications, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2005 (1)	December 31, 2004 (1)

ASSETS
Current assets:
Cash and cash equivalents	$12,417	$9,203
Short-term investments	10,749	15,710
Accounts receivable, trade	96	1,328
Other receivables	209	483
Prepaid expenses and other current assets	119	949
Total current assets	23,590	27,673
Long-term deposits	250	150
	$23,840	$27,823

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$237	$252
Accrued warranty liability	—	157
Other accrued liabilities	874	3,129
Accrued compensation	—	412
Deferred revenue	126	509
Total current liabilities	1,237	4,459
Total liabilities	1,237	4,459

Stockholders' equity:
Common stock	1	1
Additional paid—in capital	538,947	540,028
Notes receivable from stockholders	—	(1,520)
Accumulated other comprehensive income	632	614
Accumulated deficit	(516,977)	(515,759)
Total stockholders' equity	22,603	23,364
	$23,840	$27,823

1	Amounts are derived from the December 31, 2005 and 2004 audited financial statements.

CONTACT:	CoSine Communications, Inc.: Terry Gibson (408) 236-7518 E-mail: Terry.Gibson@Cosinecom.com